                                                    ----------------------------
                                                             OMB APPROVAL
                                                    ----------------------------
                                                     OMB NUMBER:  3235-0145
                                                     EXPIRES:   OCTOBER 31, 1997
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE  14.90
                                                    ----------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               WIRELESS ONE, INC.
- --------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $.01 per Share
- --------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    97652H-109
                      -----------------------------------
                                (CUSIP NUMBER)

                              Henry M. Burkhalter
                          c/o TruVision Wireless, Inc.
                       1080 River Oaks Drive, Suite A150
                           Jackson, Mississippi 39208
                        Telephone Number (601) 936-1515

                                with a copy to:

                            Samuel A. Fishman, Esq.
                                Latham & Watkins
                                885 Third Avenue
                              New York, NY  10022
                        Telephone Number (212) 906-1200
       -----------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 July 29, 1996
         -------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                     Page 2 of 15 pages



                                 SCHEDULE 13D

CUSIP NO. 97652H-109
- --------------------------------------------------------------------------------

1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Henry M. Burkhalter
- --------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]

                                                                         (b)[X]
- --------------------------------------------------------------------------------

3              SEC USE ONLY
- --------------------------------------------------------------------------------

4              SOURCE OF FUNDS

               Not applicable
- --------------------------------------------------------------------------------

5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                         [ ]
- --------------------------------------------------------------------------------

6              CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
  NUMBER OF
   SHARES                     281,670  (See Items 5 and 6)
BENEFICIALLY             -------------------------------------------------------
  OWNED BY                 8  SHARED VOTING POWER
    EACH
  REPORTING                   1,882,406   (See Items 5 and 6)
   PERSON                -------------------------------------------------------
    WITH                   9  SOLE DISPOSITIVE POWER

                              78,015   (See Items 5 and 6)
                         -------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                              1,882,406  (See Items 5 and 6)
- --------------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,057,821    (See Items 5 and 6)
- --------------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       [X]
- --------------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               12.1%
- --------------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON*

               IN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     Page 3 of 15 pages



                                 SCHEDULE 13D

CUSIP NO. 97652H-109
- --------------------------------------------------------------------------------

1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Mississippi Wireless TV, L.P.
- --------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]

                                                                         (b)[X]
- --------------------------------------------------------------------------------

3              SEC USE ONLY
- --------------------------------------------------------------------------------

4              SOURCE OF FUNDS

               Not applicable
- --------------------------------------------------------------------------------

5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                         [ ]
- --------------------------------------------------------------------------------

6              CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
  NUMBER OF
   SHARES                     1,702,406  (See Items 5 and 6)
BENEFICIALLY             -------------------------------------------------------
  OWNED BY                 8  SHARED VOTING POWER
    EACH
  REPORTING                   None    (See Items 5 and 6)
   PERSON                -------------------------------------------------------
    WITH                   9  SOLE DISPOSITIVE POWER

                              1,702,406  (See Items 5 and 6)
                         -------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                              None (See Items 5 and 6)
- --------------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,702,406    (See Items 5 and 6)
- --------------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       [X]
- --------------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.0%
- --------------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON*

               PN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     Page 4 of 15 pages



                                 SCHEDULE 13D

CUSIP NO. 97652H-109
- --------------------------------------------------------------------------------

1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Wireless TV, Inc.
- --------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]

                                                                         (b)[X]
- --------------------------------------------------------------------------------

3              SEC USE ONLY
- --------------------------------------------------------------------------------

4              SOURCE OF FUNDS

               Not applicable
- --------------------------------------------------------------------------------

5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                         [ ]
- --------------------------------------------------------------------------------

6              CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
  NUMBER OF
   SHARES                     1,702,406  (See Items 5 and 6)
BENEFICIALLY             -------------------------------------------------------
  OWNED BY                 8  SHARED VOTING POWER
    EACH
  REPORTING                   None
   PERSON                -------------------------------------------------------
    WITH                   9  SOLE DISPOSITIVE POWER

                              1,702,406  (See Items 5 and 6)
                         -------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                              None
- --------------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,702,406    (See Items 5 and 6)
- --------------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       [X]
- --------------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.0%
- --------------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON*

               CO
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                              Page 5 of 15 pages



                                 SCHEDULE 13D

CUSIP NO. 97652H-109
- --------------------------------------------------------------------------------

1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Vision Communications, Inc.
- --------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]

                                                                         (b)[X]
- --------------------------------------------------------------------------------

3              SEC USE ONLY
- --------------------------------------------------------------------------------

4              SOURCE OF FUNDS

               Not applicable
- --------------------------------------------------------------------------------

5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                         [ ]
- --------------------------------------------------------------------------------

6              CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
  NUMBER OF
   SHARES                     180,000    (See Items 5 and 6)
BENEFICIALLY             -------------------------------------------------------
  OWNED BY                 8  SHARED VOTING POWER
    EACH
  REPORTING                   None
   PERSON                -------------------------------------------------------
    WITH                   9  SOLE DISPOSITIVE POWER

                              180,000    (See Items 5 and 6)
                         -------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                              None
- --------------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               180,000      (See Items 5 and 6)
- --------------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       [X]
- --------------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.06%
- --------------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON*

               CO
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                              Page 6 of 15 pages



                                 SCHEDULE 13D

CUSIP NO. 97652H-109
- --------------------------------------------------------------------------------

1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               VanCom, Inc.
- --------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]

                                                                         (b)[X]
- --------------------------------------------------------------------------------

3              SEC USE ONLY
- --------------------------------------------------------------------------------

4              SOURCE OF FUNDS

               Not applicable
- --------------------------------------------------------------------------------

5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                         [ ]
- --------------------------------------------------------------------------------

6              CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
  NUMBER OF
   SHARES                     42,560      (See Items 5 and 6)
BENEFICIALLY             -------------------------------------------------------
  OWNED BY                 8  SHARED VOTING POWER
    EACH
  REPORTING                   None
   PERSON                -------------------------------------------------------
    WITH                   9  SOLE DISPOSITIVE POWER

                              42,560      (See Items 5 and 6)
                         -------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                              None
- --------------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               42,560        (See Items 5 and 6)
- --------------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       [X]
- --------------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3%
- --------------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON*

               CO
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                              Page 7 of 15 pages



                                 SCHEDULE 13D

CUSIP NO. 97652H-109
- --------------------------------------------------------------------------------

1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               William Van Devender
- --------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]

                                                                         (b)[X]
- --------------------------------------------------------------------------------

3              SEC USE ONLY
- --------------------------------------------------------------------------------

4              SOURCE OF FUNDS

               Not applicable
- --------------------------------------------------------------------------------

5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                         [ ]
- --------------------------------------------------------------------------------

6              CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
  NUMBER OF
   SHARES                     32,400     (See Items 5 and 6)
BENEFICIALLY             -------------------------------------------------------
  OWNED BY                 8  SHARED VOTING POWER
    EACH
  REPORTING                   1,744,966
   PERSON                -------------------------------------------------------
    WITH                   9  SOLE DISPOSITIVE POWER

                              32,400     (See Items 5 and 6)
                         -------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                              1,744,966
- --------------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,777,366    (See Items 5 and 6)
- --------------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       [X]
- --------------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.5%
- --------------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON*

               IN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     Page 8 of 15 pages

       Amendment
       ---------

       This Amendment supplements the Statement on Schedule 13D originally filed by the Reporting Persons with the Securities and Exchange Commission on August 9, 1996.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

       Exhibit H - Joint Filing Agreement

                                                     Page 9 of 15 pages


                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 /s/ Henry M. Burkhalter
                                 --------------------------------------
                                 Henry M. Burkhalter

                                 Dated: August 15, 1996
                                        -------------------------------

                                                     Page 10 of 15 pages


                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               MISSISSIPPI WIRELESS TV, L.P.


                               By: Wireless TV, Inc.
                               Its: General Partner

                               By: /s/ Henry M. Burkhalter
                               ---------------------------
                               Name: Henry M. Burkhalter
                               Its:  President

                               Dated: August 15, 1996
                                      ------------------

                                                     Page 11 of 15 pages



                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               WIRELESS TV, INC.


                               By: /s/ Henry M. Burkhalter
                               ---------------------------
                               Name: Henry M. Burkhalter
                               Its:  President

                               Dated: August 15, 1996
                               -------------------------

                                                     Page 12 of 15 pages


                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               VISION COMMUNICATIONS, INC.


                               By: /s/ Henry M. Burkhalter
                               ---------------------------
                               Name: Henry M. Burkhalter
                               Its:  President

                               Dated: August 15, 1996
                                      -------------------

                                                     Page 13 of 15 pages



                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    VANCOM, INC.


                                    By: /s/ William Van Devender
                                        ---------------------------
                                    Name: William Van Devender
                                    Its:  President

                                    Dated: August 15, 1996
                                           -----------------------

                                                     Page 14 of 15 pages


                                   Signatures
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                    /s/ William Van Devender
                                    ------------------------
                                    Name: William Van Devender


                                    Dated: August 15, 1996
                                           --------------

                                                     Page 15 of 15 pages


                                 EXHIBIT INDEX
                                 -------------

Exhibit H    -   Joint Filing Agreement